UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

IPC Holdings, Ltd.

(Name of Registrant As Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

EXPLANATORY NOTE

The definitive additional materials contained in this filing are the same as the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission on May 14, 2009, with the exception that the signature page contained in the Schedule 14D-9 is not contained in this filing.

Item 1. Subject Company Information.

Name and Address.

The name of the subject company is IPC Holdings, Ltd., a Bermuda exempted company (“IPC”). The address and telephone number of its principal executive offices is American International Building, 29 Richmond Road, Pembroke, HM 08, Bermuda, (441) 298-5100.

Securities.

The title of the class of equity securities to which this Solicitation/Recommendation Statement (this “Statement”) relates is IPC’s common shares, par value $0.01 per share (each such share, an “IPC Common Share”). As of April 28, 2009, there were 55,948,821 IPC Common Shares issued and outstanding.

Item 2. Identity and Background of Filing Person.

Name and Address.

IPC is the subject company and the person filing this Statement. IPC’s name, business address and business telephone number are set forth in “Item 1. Subject Company Information—Name and Address” above, which information is incorporated herein by reference.

Exchange Offer.

This Statement relates to the unsolicited offer by Validus Holdings, Ltd., a Bermuda exempted company (“Validus”), upon the terms and subject to the conditions set forth in (i) its Preliminary Prospectus/Offer to Exchange, dated May 12, 2009 (the “Offer to Exchange”) and (ii) the related Letter of Transmittal (which, together with the Offer to Exchange and any amendments or supplements thereto, collectively constitutes the “Exchange Offer”). On the same day, Validus filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) and a registration statement on Form S-4 (the “Registration Statement”) relating to the securities to be issued in connection with the Exchange Offer.

Under the Exchange Offer, Validus has offered to exchange, for each outstanding IPC Common Share that is validly tendered and not properly withdrawn prior to the expiration time of the Exchange Offer, 1.2037 Validus common shares upon the terms and subject to the conditions contained in the Exchange Offer. In addition, in the event the transaction is consummated, tendering IPC shareholders would receive cash in lieu of any fractional Validus common share to which such shareholders would be entitled. According to the Offer to Exchange, the Exchange Offer will expire at 5:00 p.m., New York City time (6:00 p.m., Atlantic time), on June 26, 2009, unless further extended by Validus. The Schedule TO states that the address and telephone number of Validus’s principal executive offices are Bermuda Commercial Bank Building, 19 Par-la-Ville Road, Hamilton, HM 11, Bermuda and (441) 278-9000, respectively.

The purpose of the Exchange Offer, as stated by Validus, is to acquire control of, and ultimately the entire equity interest in, IPC. In the Offer to Exchange, Validus states that the Exchange Offer is one part of its plan to acquire all of the issued and outstanding IPC Common Shares. According to the Offer to Exchange, promptly after completion of the Exchange Offer, Validus intends to seek to acquire all the IPC Common Shares of those IPC shareholders who elected not to tender their IPC Common Shares pursuant to the Exchange Offer (the “Squeeze Out”), in accordance with either Section 102 or Section 103 of The Companies Act 1981 of Bermuda (the “Companies Act”). In the Offer to Exchange, Validus states that the purpose of the Squeeze Out is for Validus to acquire all outstanding IPC Common Shares that are not acquired in the Exchange Offer on the same terms as in the Exchange Offer.

According to the Offer to Exchange, Validus intends, promptly following the Squeeze Out, to amalgamate IPC with a newly-formed, wholly-owned subsidiary of Validus in accordance with Section 107 of the Companies Act.

In the Offer to Exchange, Validus states that its obligation to exchange its common shares for IPC Common Shares pursuant to the Exchange Offer is subject to numerous conditions, including the following:

•

IPC shareholders shall have validly tendered and not withdrawn prior to the expiration time of the Exchange Offer at least that number of IPC Common Shares that shall constitute 90% of the then-outstanding number of IPC Common Shares on a fully-diluted basis (excluding any IPC Common Shares beneficially owned by Validus, its subsidiaries or IPC);

•

the IPC-Max Amalgamation Agreement (defined below) shall have been validly terminated on terms reasonably satisfactory to Validus, and Validus shall reasonably believe that IPC could not have any liability, and Max shall not have asserted any claim of liability or breach against IPC in connection with the IPC-Max Amalgamation Agreement other than with respect to the possible payment of the $50 million termination fee thereunder;

•

Validus’s Registration Statement shall have become effective under the Securities Act of 1933, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission (the “SEC”), and Validus shall have received all necessary state securities law or “blue sky” authorizations;

•

the shareholders of Validus shall have approved the issuance of the Validus common shares pursuant to the Exchange Offer and the Squeeze Out as required under the rules of the New York Stock Exchange (the “NYSE”);

•

the Validus common shares to be issued to IPC shareholders in exchange for IPC Common Shares in the Exchange Offer and the Squeeze Out shall have been authorized for listing on the NYSE, subject to official notice of issuance;

•

there shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation before any governmental authority that, in the judgment of Validus, is reasonably likely to, directly or indirectly, restrain or prohibit (or which alleges a violation of law in connection with) the Exchange Offer, or is reasonably likely to prohibit or limit the full rights of ownership of IPC Common Shares by Validus or any of its affiliates;

•

since December 31, 2008, there shall not have been any material adverse effect on IPC and its subsidiaries, taken as a whole. A more than 50% decline in IPC’s book value or a 20% or more decline in IPC’s book value relative to Validus’s book value shall be deemed to have a material adverse effect on IPC;

•

each of IPC and its subsidiaries shall have carried on its respective business in the ordinary course consistent with past practice at all times on or after the date of the Offer to Exchange and prior to the expiration time of the Exchange Offer;

•

all amendments or waivers under Validus’s credit facilities as determined by Validus to be necessary to consummate the Exchange Offer, the Squeeze Out and the other transactions contemplated by the Exchange Offer shall be in full force and effect; and

•

the Exchange Offer is subject to additional conditions, including that IPC shareholders shall not have approved the IPC-Max Amalgamation Agreement and that there shall have been no business combination consummated between IPC and Max.

Item 3. Past Contacts, Transactions, Negotiations and Agreements.

Except as set forth in this Statement or as incorporated by reference herein, to IPC’s knowledge, as of the date hereof, there are no material agreements, arrangements or understandings or any actual or potential conflicts of interest between IPC or its affiliates and (i) each of IPC’s executive officers, directors or affiliates or (ii) Validus or any of its executive officers, directors or affiliates.

The IPC-Max Amalgamation.

On March 1, 2009, IPC, IPC Limited and Max Capital Group Ltd. (“Max”) entered into an Agreement and Plan of Amalgamation (the “IPC-Max Amalgamation Agreement”). IPC’s board of directors (the “Board”) unanimously adopted the IPC-Max Amalgamation Agreement on that date and deemed it fair, advisable and in the best interests of IPC to enter into the IPC-Max Amalgamation Agreement and to consummate the amalgamation (the “IPC-Max Amalgamation”) and the other transactions contemplated thereby. Subject to shareholder approval and the satisfaction or waiver of the other conditions specified in the IPC-Max Amalgamation Agreement, on the closing date of the IPC-Max Amalgamation, Max will amalgamate with IPC Limited, and immediately thereafter IPC will change its name to “Max Capital Group Ltd” (the “Amalgamated Company”). Pursuant to the IPC-Max Amalgamation Agreement, after the effective time, Max shareholders (including the shareholders that do not vote in favor of the IPC-Max Amalgamation) will have the right to receive 0.6429 IPC Common Shares and cash in lieu of fractional shares in exchange for each Max common share they hold, unless they exercise appraisal rights pursuant to Bermuda law.

Director Compensation.

For a description of the remuneration earned by IPC’s directors, reference is made to pages 144-145 of the joint proxy statement/prospectus on Form 424(b)(4) filed on May 7, 2009 (SEC File No. 333-158264) (the “Joint Proxy Statement/Prospectus”), which is filed as an exhibit hereto and incorporated herein by reference.

The Amalgamated Company proposes to replace the current plan of remuneration for IPC’s directors in favor of the revised plan of remuneration. For a description of such revised plan of remuneration, reference is made to pages 148-149 of the Joint Proxy Statement/Prospectus, which is filed as an exhibit hereto and incorporated herein by reference.

Validus’s Percentage Holdings of IPC.

According to the Offer to Exchange, Validus owns 100 IPC Common Shares, representing less than 0.000002% of the outstanding IPC Common Shares.

Exchange Consideration pursuant to the Exchange Offer.

If IPC’s directors and executive officers were to tender any IPC Common Shares that they own pursuant to the Exchange Offer, they would receive Validus shares on the same terms and conditions as IPC’s other shareholders. For a description of the beneficial ownership of IPC Common Shares by each person currently serving as a director of IPC and certain executive officers of IPC, reference is made to pages 179-180 of the Joint Proxy Statement/Prospectus, which is filed as an exhibit hereto and incorporated herein by reference.

Interests of IPC Directors and Executive Officers in the IPC-Max Amalgamation.

For a description of the interests of IPC’s directors and executive officers in the IPC-Max Amalgamation, reference is made to pages 79-81, 87, and 172-174 of the Joint Proxy Statement/Prospectus, which is filed as an exhibit hereto and incorporated herein by reference.

Legal Proceedings.

On April 28, 2009, Validus commenced a lawsuit in the Supreme Court of Bermuda Commercial Court (the “Court”) against IPC, IPC Limited and Max. The complaint alleges, among other things, that: (i) the $50 million termination fee provided in the IPC-Max Amalgamation Agreement is unlawful and unenforceable, (ii) the Board breached its duty and acted otherwise than in accordance with the constitution of IPC by entering into the amalgamation agreement and (iii) the Board continues to breach its duty by acting in accordance with the provisions in the IPC-Max Amalgamation Agreement providing for the termination fee and the restrictions on entering into discussions with third parties regarding acquisition proposals. Through the lawsuit, Validus is apparently seeking declaratory and injunctive relief to prevent

IPC and IPC Limited from paying any portion of the $50 million termination fee to Max and from taking any steps to give effect to the non-solicitation provisions in the amalgamation agreement. Additionally, Validus has requested the Court require that IPC pays the costs of the proceedings in the Court as well as other unspecified relief. While at this time, it is not possible to determine the ultimate resolution of, or estimate the liability related to Validus’s lawsuit, based on its review of the complaint IPC believes that the allegations are without merit.

On May 11, 2009, the Court commenced a hearing in connection with an application by Validus seeking an expedited trial. On May 13, 2009, the Court ruled in favor of IPC and Max and dismissed Validus’s application and awarded costs to both IPC and Max.

Item 4. The Solicitation or Recommendation.

Solicitation or Recommendation.

After careful consideration, including a review of the terms and conditions of the Exchange Offer in consultation with IPC’s financial and legal advisors, and consistent with its fiduciary duties under applicable law, the Board, by unanimous vote at a meeting held on May 13, 2009, reaffirmed its approval of the IPC-Max Amalgamation, concluded that the Exchange Offer does not constitute a “Superior Proposal” as defined in the IPC-Max Amalgamation Agreement and recommended that IPC’s shareholders reject the Exchange Offer and not tender their IPC Common Shares pursuant to the Exchange Offer.

ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT IPC’S SHAREHOLDERS REJECT THE EXCHANGE OFFER AND NOT TENDER THEIR IPC COMMON SHARES TO VALIDUS PURSUANT TO THE EXCHANGE OFFER.

If you have tendered your IPC Common Shares, you are encouraged to withdraw them. For assistance in withdrawing your tender of IPC Common Shares, you can contact your broker or IPC’s information agent, Innisfree M&A Incorporated (“Innisfree”), at the address, phone number and email address below:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Toll-Free for Shareholders: (877) 825-8621

Banks and Brokers Call Collect: (212) 750-5834

Please see “— Reasons for Recommendation” below for further information.

Intent to Tender.

After reasonable inquiry and to the knowledge of IPC, none of IPC’s directors, executive officers, affiliates or subsidiaries currently intends to tender any IPC Common Shares held of record or beneficially owned by such person pursuant to the Exchange Offer.

Reasons for Recommendation.

The Exchange Offer is based on the exact same economic terms as the unsolicited proposal submitted by Validus to IPC on March 31, 2009, and Validus has added additional conditions in the Exchange Offer beyond those of its original proposal. Upon consideration of the Exchange Offer after consultation with outside legal counsel and financial advisors and consistent with its fiduciary duties under applicable law, the Board, by unanimous vote at a meeting held on May 13, 2009, reaffirmed its approval of the IPC-Max Amalgamation, concluded that the Exchange Offer does not constitute a “Superior Proposal” as defined in the IPC-Max Amalgamation Agreement and recommended that IPC’s shareholders reject the Exchange Offer and not tender their IPC Common Shares pursuant to the Exchange Offer.

The Board determined that substantially all of the reasons previously identified with respect to Validus’s unsolicited proposal remained applicable to the Exchange Offer. These reasons are as follows:

•

IPC’s strategic objective of diversifying beyond its monoline property catastrophe business through a carefully structured amalgamation with a diversified counterparty, which would permit IPC shareholders to continue to benefit from IPC’s franchise value built over 15 years while achieving more consistent long-term earnings and a better use of capital as signified by higher returns on equity;

•

Max’s diversified operations offer the best path to achieving IPC’s strategic goal of diversifying beyond its monoline property catastrophe business model in order to reduce the volatility and risk inherent in focusing on catastrophe reinsurance, and spreading its risk base across less correlated risks, in order to reduce earnings volatility, which affects the share price, share price volatility, ratings and the cost of capital. The Board believes that a transaction with Validus would not accomplish these objectives given Validus’s substantial correlated catastrophe exposure, among other reasons;

•	the IPC-Max Amalgamation is structured in a manner appropriate to achieve IPC’s strategic objectives because, among other factors:

o	IPC’s negotiations with Max included the creation and careful consideration of a jointly prepared business plan for the combined company reflecting, among other things, approximately two months of mutual due diligence involving each of IPC’s and Max’s financial and legal advisors and management and IPC’s outside independent actuarial consultants and investment consultants;

o	following the presentation by IPC and Max of a combined business plan to the ratings agencies, IPC and Max received indicative ratings for the combined business following the amalgamation that were satisfactory and, if the rating agencies assign the Amalgamated Company final ratings materially similar to the indicative ratings received, IPC and Max anticipate such ratings would be satisfactory for the execution of the Amalgamated Company’s business plan;

o	the combined business plan developed by IPC and Max is expected to result in significant value creation potential over a monoline standalone business plan for IPC, based on the projected financial information described on pages 76-79 of the Joint Proxy Statement/Prospectus, which is filed as an exhibit hereto and incorporated herein by reference, and IPC’s current shareholders will participate in any such future value creation on a pro rata basis to their ownership of the combined company;

o

Max has already publicly disclosed (in its Current Report on Form 8-K filed on January 5, 2009, its Current Report on Form 8-K filed on February 18, 2009, and its Annual Report on Form 10-K filed on February 19, 2009) reductions in its exposure to alternative asset classes. The combined business plan developed by IPC’s and Max’s management contemplates a reduction in the Amalgamated Company’s exposure to alternative asset classes from pro forma 15% as of December 31, 2008, to 10% to 12% of combined investment assets in 2009. The 15% pro forma investment assets held in alternative asset classes represents the combination of (i) IPC holding 16% of its investment assets in alternative asset classes at December 31, 2008 (7% through the AIG Select hedge fund and 9% through investments in mutual funds and other equity investments) and (ii) Max holding 14% of its investment assets in alternative asset classes at December 31, 2008, including long/short funds, distressed securities, arbitrage strategies and other asset classes, as compared to IPC’s exposure to alternative assets with a narrower focus on equity investments. IPC and Max believe that a reduction in total alternative assets from pro forma 15% as of December 31, 2008, to 10% to 12% of combined investment assets in 2009 combined with the greater diversification within the Amalgamated Company’s alternative asset classes will promote decreased risk over time. Furthermore, Max and IPC believe that the planned exposure to alternative asset classes in the Amalgamated Company’s investment portfolio of 10% to 12% is well within the range of alternative assets held by Bermuda peer companies for which the average allocation of alternative assets as a percentage of total investments was 10% as of December 31, 2008;

o	IPC and Max have agreed to provide for representation from both companies’ independent directors on the Amalgamated Company’s board of directors (including IPC’s chairman as chairman of the combined company) to seek to ensure the achievement of the objectives of the combined business plan;

o

the Board focused on book value per share and not simply current stock prices. The Board believes book value is a fundamental driver of shareholder value over time in the insurance industry because it determines the amount of premiums a company can write, its ability to withstand losses and the amount of capital available for distribution to shareholders. In addition, research analysts and the investor community use book value as a key valuation metric. Among other reasons, Max’s book value represents the carrying value of Max’s net assets, which IPC verified through its due diligence process. IPC’s shareholders are benefiting from a “premium”[1] from the IPC-Max Amalgamation because for IPC’s shareholders the exchange ratio for the IPC-Max Amalgamation represents a 6.4% premium to the exchange ratio determined using IPC’s and Max’s diluted book value per share and a 3.1% premium using IPC’s and Max’s diluted tangible book value per share;[2]

o

the exchange ratio for Validus’s offer represents for IPC shareholders a 12.7% discount to the exchange ratio determined using IPC’s and Validus’s diluted book value per share and a 19.4% discount using IPC’s and Validus’s diluted tangible book value per share;[3] and

[1]

For comparative purposes, based on a theoretical transaction with Max as the issuer and an exchange ratio of 1.5555, calculated as the inverse of the 0.6429 exchange ratio in the amalgamation with IPC as the issuer. This theoretical calculation is used only for the purpose of comparing the amalgamation with Validus’s offer in order to calculate the premium / discount on the same basis.

[2]

Based on share counts as of December 31, 2008, diluted using the treasury stock method with share prices as of April 3, 2009, IPC and Max have diluted share counts of 56,334,482 and 56,952,039 shares, respectively. As of December 31, 2008, IPC had book value and tangible book value of approximately $1,850,947,000 while Max had book value of approximately $1,280,331,000 and tangible book value of approximately $1,239,843,000. Dividing the book value or tangible book value, as applicable, by the diluted share count results in diluted book value per share of $32.86 for IPC and $22.48 for Max and diluted tangible book value per share of $32.86 for IPC and $21.77 for Max. The 1.5555 exchange ratio referred to in footnote 1 represents a 6.4% premium to the 1.4615 exchange ratio per IPC share determined by dividing IPC’s diluted book value per share by Max’s diluted book value per share, and a 3.1% premium to the 1.5093 exchange ratio determined by dividing IPC’s diluted tangible book value per share by Max’s diluted tangible book value per share.

[3]	Based on share counts as of December 31, 2008, diluted using the treasury stock method with share prices as of April 3, 2009, IPC and Validus have diluted share counts of 56,334,482 and

o	necessary regulatory approvals had been obtained or were expected to be obtained in a timeframe allowing the IPC-Max Amalgamation to close in the second quarter of 2009, prior to the height of the 2009 hurricane season;

whereas a business combination with Validus is less likely to preserve IPC’s franchise value for the benefit of IPC shareholders and otherwise achieve IPC’s strategic objectives because, among other factors:

o

Validus has a substantial correlated catastrophe exposure. Validus’s Annual Report on Form 10-K for the year ended December 31, 2008 indicates that “most of the lines of business underwritten have large aggregate exposures to natural and man-made catastrophes.” In particular, publicly available information indicates that Validus’s marine business line represented 27% and 18%, respectively, of Validus’s losses and loss adjustment expenses, net of reinsurance and gross of reinstatement premiums, from hurricanes Ike and Gustav. Talbot Holdings Ltd. (which is a subsidiary of Validus that is predominantly an insurance business) represented 17% and 30%, respectively, of Validus’s losses and loss adjustment expenses, net of reinsurance and gross of reinstatement premiums, from hurricanes Ike and Gustav. Hurricane Gustav, which was a comparatively small event by industry standards, caused losses and loss adjustment expenses for Validus in most reporting business segments. As a result of its substantial correlated catastrophe exposures, as of April 7, 2009, the date on which the Board determined Validus’s offer was not a superior proposal, Validus’s losses from hurricanes Ike and Gustav resulted in the greatest loss as a percentage of common equity among what IPC considers to be Validus’s peer group, including IPC and Max, while Max had the lowest loss as a percentage of common equity.[4] Validus’s Annual Report on Form 10-K for the year ended December 31, 2008 warns: “substantially all of our gross premiums written to date are in short-tail lines, which means we could become liable for a significant amount of losses in a brief period;”

o	due to Validus’s substantial correlated catastrophe exposure (as described in the preceding bullet) and IPC’s previous oral discussions with the ratings agencies regarding the impact of correlated catastrophe exposure on IPC’s capital ratings, the Board believed that an acquisition of IPC by Validus was less likely to result in ratings as favorable to the potential combined Validus-IPC entity over the long-term as the indicative ratings that IPC and Max received for the Amalgamated Company; IPC did not make a presentation to the ratings agencies in connection with Validus’s offer;

o	Validus’s offer results in less book value per share and tangible book value per share to IPC shareholders than the IPC-Max Amalgamation, because the IPC-Max

81,385,089 shares, respectively. As of December 31, 2008, IPC had book value and tangible book value of approximately $1,850,947,000 while Validus had book value of approximately $1,938,734,000 and tangible book value of approximately $1,791,124,000. Dividing the book value or tangible book value, as applicable, by the diluted share count results in diluted book value per share of $32.86 for IPC and $23.82 for Validus and diluted tangible book value per share of $32.86 for IPC and $22.01 for Validus. The 1.2037 exchange ratio proposed in the Validus offer represents a 12.7% discount to the 1.3793 exchange ratio per IPC share determined by dividing IPC’s diluted book value per share by Validus’s diluted book value per share, and a 19.4% discount to the 1.4929 exchange ratio determined by dividing IPC’s diluted tangible book value per share by Validus’s diluted tangible book value per share.

[4]

Net loss and loss expenses, net of reinsurance and net of reinstatement premiums, of $235.1 million for hurricane Ike and $20.8 million for hurricane Gustav per Validus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Amalgamation would result in $31.71[5] of diluted tangible book value per IPC common share as compared to Validus’s offer, which would result in only $28.70[6] of diluted tangible book value per IPC common share, and the IPC-Max Amalgamation would result in $32.01[7] of diluted book value per IPC common share as compared to Validus’s offer, which would result in only $29.89[8] of diluted book value per IPC common share; in addition, the price implied by the exchange ratio of Validus’s offer represents a 14% discount to IPC’s diluted book value per share as of April 3, 2009, and a 14% discount to IPC’s diluted tangible book value per share as of April 3, 2009; if Validus acquired IPC on the terms set forth in Validus’s offer, Validus would be acquiring IPC, including IPC’s capital, for an aggregate price that is less than IPC’s book value and tangible book value;

o	the exchange ratio for Validus’s offer represents for IPC shareholders a 12.7% discount to the exchange ratio determined using IPC’s and Validus’s diluted book

[5]

Based on 92,891,180 pro forma diluted shares computed as (i) 56,334,482 diluted shares for IPC based on December 31, 2008 share counts, diluted using the treasury stock method with share price as of April 3, 2009, and (ii) 36,556,697 diluted shares issued by IPC to Max, based on the 0.6429 exchange ratio in the IPC-Max Amalgamation multiplied by 56,862,183 diluted Max shares based on share counts as of December 31, 2008, diluted using the treasury stock method at the price implied by the 0.6429 exchange ratio as of April 3, 2009. Pro forma tangible book value computed as (i) December 31, 2008 shareholders equity of approximately $1,850,947,000 for IPC, (ii) plus approximately $974,967,118 implied value of equity issued to Max based on IPC’s share price as of April 3, 2009, (iii) plus a gain on bargain purchase of approximately $187,963,882, calculated as the excess of Max’s December 31, 2008 book value of approximately $1,280,331,000 net of approximately $117,400,000 negative impact of purchase accounting adjustments (including the elimination of $11,975,000 of goodwill) over the $974,967,118 implied value of equity issued to Max, (iv) minus approximately $40,000,000 of transaction costs, (v) minus approximately $28,513,000 of Max intangible assets as of December 31, 2008. The diluted tangible book value per IPC common share is computed as the pro forma book value divided by the pro forma diluted shares.

[6]

Based on 149,197,058 pro forma diluted shares computed as (i) 81,385,089 diluted shares for Validus based on December 31, 2008 share counts, diluted using the treasury stock method with share price as of April 3, 2009, and (ii) 67,811,969 diluted shares issued by Validus to IPC, based on the 1.2037 exchange ratio proposed in the Validus offer multiplied by 56,336,271 diluted IPC shares based on share counts as of December 31, 2008, diluted using the treasury stock method at the price implied by the 1.2037 exchange ratio as of April 3, 2009. Pro forma tangible book value computed as (i) December 31, 2008 shareholders equity of approximately $1,938,734,000 for Validus, (ii) plus approximately $1,584,087,596 implied value of equity issued to IPC based on Validus’s share price as of April 3, 2009, (iii) plus a gain on bargain purchase of approximately $266,859,404, calculated as the excess of IPC’s December 31, 2008 book value of approximately $1,850,947,000, excluding any purchase accounting adjustments, over the $1,584,087,596 implied value of equity issued to IPC, (iv) minus $50,000,000 of termination fees and approximately $35,000,000 of transaction costs, (v) minus approximately $147,610,000 of Validus goodwill and intangible assets as of December 31, 2008. The diluted tangible book value per Validus common share is computed as the pro forma book value divided by the pro forma diluted shares. The diluted tangible book value per IPC common share is computed as the diluted tangible book value per Validus common share multiplied by the 1.2037 exchange ratio proposed in the Validus offer.

[7]	Includes approximately $28,513,000 of pro forma intangible assets as of December 31, 2008.

[8]	Includes approximately $147,610,000 of pro forma goodwill and intangible assets as of December 31, 2008.

value per share and a 19.4% discount using IPC’s and Validus’s diluted tangible book value per share;[9]

o	the Board believes that a business combination without the associated benefits of achieving IPC’s other strategic objectives would not be likely to provide equivalent or greater value creation potential to IPC’s shareholders than a business combination providing such benefits. Because the IPC-Max Amalgamation or an acquisition by Validus will result in IPC shareholders holding shares of the resulting combined entity rather than receiving cash consideration, the Board considered the value creation potential of the combined entity;

o	the value of the consideration to be received by IPC shareholders in an acquisition of IPC by Validus depends on the share price of Validus immediately prior to the closing of the acquisition, whereas the number of shares to be issued by IPC in the IPC-Max Amalgamation is not dependent on the market value of Max common shares and IPC shareholders will not be receiving Max common shares in the IPC-Max Amalgamation; during the period between Validus’s IPO and the announcement of Validus’s offer Validus’s proposed exchange ratio would have resulted in a premium or a discount at different periods of time, with an average premium to IPC’s shareholders of only 1.0%;

o	the pro forma ownership percentage of the IPC shareholders would be 15 percentage points less in the Validus/IPC combined company (43%) compared to the combination with Max (58%), based on the exchange ratio included in Validus’s offer as compared to the exchange ratio for the IPC-Max Amalgamation. Based on

[9]

Based on diluted book value per share of $32.86 for IPC and $23.82 for Validus and diluted tangible book value per share of $32.86 for IPC and $22.01 for Validus. Based on share counts as of December 31, 2008, diluted using the treasury stock method with share prices as of April 3, 2009.

pro forma book value of approximately $3,013,878,000[10] for an IPC/Max combined entity and approximately $3,789,681,000[11] for a Validus/IPC combined entity as well as the foregoing pro forma ownership percentages, IPC’s shareholders pro forma ownership interest in a combined Max/IPC entity would have a book value of approximately $1,748,000,000 and IPC’s shareholders pro forma ownership interest in a combined Validus/IPC entity would have a book value of approximately $1,630,000,000. The market value of IPC’s pro forma ownership interest in an IPC/Max combined entity or an IPC/Validus combined entity cannot be predicted as it is a function of the market price at which such entity would trade, which depends, among other factors, on market perception of the combined entity’s strategic and market position, profitability, growth prospects, and risk profile. The sum of current standalone market capitalizations is not a reliable indicator of the market value of a combined entity;

o	56% of Validus’s common shares are held by founding shareholders who are represented on Validus’s board of directors, leading to potential conflicts of interest with IPC’s unaffiliated shareholders. Validus has disclosed these potential conflicts of interests in its Annual Report on Form 10-K for the year ended December 31, 2008, stating: “Entities affiliated with some of our directors have sponsored or invested in, and may in the future sponsor or invest in, other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which compete with us. They have also entered into, or may in the future enter into, agreements with companies that compete with us. We have a policy in place applicable to each of our directors and officers which provides for the resolution of potential conflicts of interest. However, we may not be in a position to influence any party’s decision to engage in activities that would give rise to a conflict of interest, and they may take actions that are not in our shareholders’ best interests.” In addition, according to Validus’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 25, 2009, of Validus’s 11 directors, Validus believes only six are independent under the rules of the NYSE. Of these six independent directors, IPC believes (based on Validus’s public disclosures) that only two directors are not affiliated with sponsoring shareholders that own substantial equity stakes;

o	Validus’s offer does not provide for any of IPC’s directors to serve on the board of directors of Validus or any of its subsidiaries after consummation of the acquisition, nor does it provide for IPC’s management to have any role in the management of Validus or its subsidiaries after consummation of the acquisition. By contrast, under the amalgamation agreement with Max, IPC and Max have agreed to provide for representation from both companies’ independent directors on the Amalgamated Company’s board of directors (including IPC’s chairman as chairman of the Amalgamated Company) and for IPC’s management to have senior positions in the management of the Amalgamated Company, to seek to ensure the achievement of the objectives of the combined IPC/Max business plan. Validus stated in a press release dated April 2, 2009 that it would be willing to discuss continued board representation in the potential Validus-IPC combined entity with members of IPC’s Board; however, Validus has made no binding commitment in this regard; and

[10]

Calculated as the sum of IPC’s standalone book value as of December 31, 2008 of approximately $1,850,947,000, Max’s standalone book value as of December 31, 2008 of approximately $1,280,331,000, and purchase accounting adjustments of approximately $117,400,000.

[11]

Calculated as the sum of IPC’s standalone book value as of December 31, 2008 of approximately $1,850,947,000, Validus’s standalone book value as of December 31, 2008 of approximately $1,938,734,000, and no purchase accounting adjustments as any such adjustments are unknown as of this date.

o	the time required to close the Validus transaction would result in greater risk exposure to that transaction compared to the IPC-Max Amalgamation due to the fact that a greater portion of the hurricane season would elapse before the closing of the Validus transaction.

In addition, the Board considered that the Exchange Offer is highly conditional, resulting in substantial uncertainty for IPC’s shareholders as to whether it will be completed and, if completed, a risk of substantial delay and associated expense.

•	As stated by Validus in the Offer to Exchange, the conditions to which the Exchange Offer is subject include the following:

o	IPC shareholders shall have validly tendered and not withdrawn prior to the expiration time of the Exchange Offer at least that number of IPC Common Shares that shall constitute 90% of the then-outstanding number of IPC Common Shares on a fully-diluted basis (excluding any IPC Common Shares beneficially owned by Validus, its subsidiaries or IPC);

o	the IPC-Max Amalgamation Agreement shall have been validly terminated on terms reasonably satisfactory to Validus, and Validus shall reasonably believe that IPC could not have any liability, and Max shall not have asserted any claim of liability or breach against IPC in connection with the IPC-Max Amalgamation Agreement other than with respect to the possible payment of the $50 million termination fee thereunder;

o	Validus’s Registration Statement shall have become effective under the Securities Act of 1933, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Validus shall have received all necessary state securities law or “blue sky” authorizations;

o	the shareholders of Validus shall have approved the issuance of the Validus common shares pursuant to the Exchange Offer and the Squeeze Out as required under the rules of the NYSE;

o	the Validus common shares to be issued to IPC shareholders in exchange for IPC Common Shares in the Exchange Offer and the Squeeze Out shall have been authorized for listing on the NYSE, subject to official notice of issuance;

o	there shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation before any governmental authority that, in the judgment of Validus, is reasonably likely to, directly or indirectly, restrain or prohibit (or which alleges a violation of law in connection with) the Exchange Offer, or is reasonably likely to prohibit or limit the full rights of ownership of IPC Common Shares by Validus or any of its affiliates;

o	since December 31, 2008, there shall not have been any material adverse effect on IPC and its subsidiaries, taken as a whole; and

o	each of IPC and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of the Offer to Exchange and prior to the expiration time of the Exchange Offer.

•

In addition, Validus is not required to close the Exchange Offer unless all of the waivers or amendments under Validus’s credit facilities as determined by Validus to be necessary to consummate the Exchange Offer, the Squeeze Out and the other transactions contemplated by the Exchange Offer shall be in full force and effect. The IPC-Max Amalgamation Agreement does not have such a closing condition and, in any event, IPC and Max have already obtained all requisite amendments required under their respective syndicated credit facilities.

•

In total, the Exchange Offer contains over ten conditions, each of which must be satisfied before Validus will be obligated to purchase any shares of IPC Common Shares tendered pursuant to the Exchange Offer. The Board believes many important conditions allow Validus to make subjective determinations as to the occurrence of circumstances that would enable Validus not to consummate the Exchange Offer. For example, the condition that would require waivers and amendments under Validus’s credit facilities to have been obtained provides Validus with absolute discretion (without even a “reasonability” qualification) to determine whether the condition has been satisfied.

•	In addition, IPC believes that the receipt of satisfactory ratings from the rating agencies, also a necessary precondition to a successful combined entity, is uncertain in any Validus transaction.

In view of the number of reasons and complexity of these matters, the Board did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weight to the specific factors it considered.

Item 5. Person/Assets, Retained, Employed, Compensated or Used.

Except as described in this Statement (including in the Exhibits to this Statement), or as incorporated herein by reference, none.

Item 6. Interest in Securities of the Subject Company.

Except as set forth or incorporated by reference in this Statement and in the ordinary course of business in connection with IPC’s employee benefit plans, to IPC’s knowledge, no transactions in the IPC Common Shares have been effected during the past 60 days by IPC or by any of its executive officers, directors, affiliates or subsidiaries.

Item 7. Purposes of the Transaction and Plans or Proposals.

For a description of the IPC-Max Amalgamation Agreement, reference is made to “Item 3. Past Contacts, Transactions, Negotiations and Agreements—The IPC-Max Amalgamation,” which description is incorporated herein by reference.

Except as set forth in this Statement with respect to the IPC-Max Amalgamation Agreement, IPC is not engaged in any negotiation in response to the Exchange Offer that relates to or would result in: (i) a tender offer for or other acquisition of IPC’s securities by IPC, any of its subsidiaries or any other person; (ii) any extraordinary transaction, such as a merger or reorganization, involving IPC or any of its subsidiaries; (iii) any purchase, sale or transfer of a material amount of assets of IPC or any of its subsidiaries; or (iv) any material change in the present dividend rate or policy, indebtedness or capitalization of IPC.

On May 13, 2009, the Board met telephonically to discuss the commencement of the Exchange Offer by Validus on May 12, 2009 and to consider information disclosed in the Offer to Exchange, Schedule TO and Registration Statement filed with the SEC. After reviewing the Exchange Offer as set forth in the Offer to Exchange and Schedule TO in consultation with outside legal and financial advisors, the Board unanimously reaffirmed its approval of the combination with Max, concluded that the Exchange Offer does not constitute a “Superior Proposal” as defined in the IPC-Max Amalgamation Agreement and recommended that IPC’s shareholders reject the Exchange Offer and not tender their IPC Common Shares pursuant to the Exchange Offer.

Except as set forth in this Statement with respect to the IPC-Max Amalgamation Agreement, there are no transactions, board resolutions, agreements in principle or signed contracts entered into in response to the Exchange Offer that relates to one or more of the matters referred to in the preceding paragraph.

Item 8. Additional Information.

Regulatory.

Applicable Irish laws provide that a person may not directly or indirectly acquire or dispose of a “qualifying holding” in a reinsurance company established in Ireland, such as IPC’s subsidiary, IPCRe Europe Limited, without having previously notified the Irish Financial Services Regulatory Authority of the holding. A “qualifying holding” is any direct or indirect holding that represents 10% or more of the capital of, or voting rights in, a reinsurance company, or a holding that makes it possible to exercise a significant influence over the management of the company. Additional notifications are required for acquisitions or dispositions of capital or voting rights reaching, exceeding or falling below prescribed 20%, 33% or 50% percentage levels.

Irish reinsurance companies are also obliged to notify the Irish Financial Services Regulatory Authority as soon as practicable after they become aware that an acquisition or disposal of a holding in their capital or voting rights has been made which reaches, exceeds or falls below the prescribed 10%, 20%, 33% and 50% percentage levels.

Upon receiving a notification the Irish Financial Services Regulatory Authority may oppose an acquisition of, or an increase in, a qualifying holding within three months, if the Irish Financial Services Regulatory Authority is not satisfied as to the suitability of the proposed acquiror having regard to the need to ensure the prudent and sound management of the reinsurance company concerned.

Because IPC’s subsidiary IPCRe Europe Limited is a reinsurance company established in Ireland, IPC believes Validus will be required to notify the Irish Financial Services Regulatory Authority and either receive the appropriate confirmations of non-objection or allow the period within which the Irish Financial Services Regulatory Authority may object to elapse.

Other Applicable Law.

For a description of Bermuda law relating to takeovers, amalgamations, appraisal rights/dissenters’ rights, Schemes of Arrangement, compulsory share acquisitions and short form mergers, reference is made to pages 122-123 of the Joint Proxy Statement/Prospectus, which is filed as an exhibit hereto and incorporated herein by reference.

Forward-Looking Statements.

This Statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as “believes,” “anticipates,” “intends,” “expects,” “projections” and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this Statement should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (i) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (ii) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (iii) any lowering or loss of financial ratings of any wholly owned operating subsidiary; (iv) the effect of competition on market trends and pricing; (v) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere and continued instability in global credit markets; and (vi) other factors set forth in the most recent reports on Form 10-K, Form 10-Q and other documents filed by IPC with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. IPC does not intend, and is under no obligation, to update any forward-looking statement contained in this Statement.

Item 9. Exhibits.

Exhibit No.	Description
(a)(1)	Joint Proxy Statement/Prospectus, dated May 7, 2009, on Form 424(b)(4) (SEC File No. 333-158264) (incorporated herein by reference).